                          ASSET CONTRIBUTION AGREEMENT
                          ----------------------------


     This ASSET CONTRIBUTION AGREEMENT (this "Agreement") is made effective as of the 1st day of January, 1995 (the "EFFECTIVE DATE"), by and between MADACY MUSIC GROUP, INC., a Canadian corporation incorporated under the Canada Business Corporations Act (the "CORPORATION"), and 3100448 CANADA INC., a Canadian corporation incorporated under the Canada Business Corporations Act ("CANCO").

                                   RECITALS:
                                   --------

1. The Corporation's business operations consist of licensing, duplicating, marketing, packaging and supplying music and video products and related activities in Canada, in the United States and in other countries.

2. Canco wishes to acquire from the Corporation, and the Corporation desires to contribute to Canco, the assets and business of the Corporation related to the Corporation's sales of products in Canada (the "CANADIAN BUSINESS").

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby bind themselves and their successors and assigns, and agree as follows:

     Section 1. CONTRIBUTION OF ASSETS. The Corporation hereby conveys, transfers, contributes, assigns and delivers to Canco the following assets (the "ASSETS"):

     (a) All machinery, equipment, parts, furniture, tools, supplies, and other miscellaneous personal property owned by the Corporation and used in the Canadian Business;

     (b) All inventories of raw materials, work in process, finished goods, product packaging and other items held for sale in the ordinary course of the Canadian Business, as designated on EXHIBIT 1.B attached hereto;

     (c) All accounts receivable, notes receivable and other rights to receive monies from customers, vendors or others in the ordinary course of the Canadian Business, as designated on EXHIBIT 1.C attached hereto;

     (d) All licenses, sublicenses, distribution contracts or other agreements or arrangements to manufacture, use, distribute or sell products in any jurisdiction outside of Canada, except for those which the Corporation is not permitted to assign and except to the extent that any does not relate to the Canadian Business, and those leases designated on EXHIBIT 1.D attached hereto;

                              Page 38 of 53 Pages

    (e) The Corporation's interest in all customer purchases orders, customer commitments and customer arrangements related to the Canadian Business;

    (f) All of the goodwill and going concern relating to the Canadian Business, all of the Corporation's rights in and to its patents, trademarks, tradenames, copyrights and propriety rights except the Corporation's rights to use such patents, trademarks, tradenames, copyrights and proprietary rights outside of Canada, and all records and books of account which relate to the Canadian Business;

    (g) All of the issued and outstanding capital shares of Madacy Publishing, Inc. and Maryart Marketing, Inc., and all of the Corporation's rights to acquire any additional capital shares of either;

    (h)  The sum of $2,000 (Canadian).

    Section 2. CONSIDERATION FOR ASSETS. In return for the Assets, the Corporation shall receive 20 shares (100%) of Canco's issued and outstanding Class "A" Common Shares and 799 shares (100%) of Canco's issued and outstanding Class "B" preferred shares. The parties intend that the Assets referred to in section 1(c), that are "eligible property" as defined in the Income Tax Act, be transferred on a tax-free basis to Canco under Section 85 of the Income Tax Act. The Corporation and Canco agree to file jointly elections pursuant to subsection 85(1) of the Income Tax Act in the prescribed form and within the prescribed time whereby the proceeds of disposition of each of such Assets to the Corporation and the cost thereof to Canco shall be the cost amount of that Asset, subject to paragraphs 85(1)(c), (c.1) and (e) of the Act. In no event shall the elected amount in respect of an Asset be less than $1.00. The Corporation and Canco agree to file corresponding elections under the corresponding provisions of any applicable provincial income tax legislation.

    Section 3. ASSUMPTION OF LIABILITIES. Canco hereby assumes the liabilities of the Corporation entered into in the ordinary course of its business, related to the Canadian Business and exhaustively described on EXHIBIT 3 attached hereto. Canco shall assume no other liabilities of the Corporation except as expressly provided herein.

    Section 4. THE CORPORATION'S REPRESENTATIONS. The Corporation hereby represents and warrants to Canco as follows:

    (a) The Corporation is a corporation incorporated as a close company (as defined under Securities Act [Quebec]), validly existing and in standing under the laws of Canada. The Corporation has the corporate power and authority to own and hold its properties, to carry on its business as currently conducted and to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly approved by the Corporation's Board of Directors and this Agreement constitutes the valid and legally binding obligation of the Corporation.


                              Page 39 of 53 Pages

    (b) The Corporation has the corporate power and authority to contribute and deliver the Assets, and neither the execution and delivery of this Agreement, the consummation by the Corporation of the transactions contemplated hereby, nor the contribution or delivery of the Assets requires any authorization, consent or approval of any governmental or regulatory authority (except for those which have been obtained, and except to the extent that any license, sublicense or distribution contract is not assignable without consent) or of any other person or entity or conflicts with, accelerates any obligation under, violates or breaches any provision of, constitutes a default under, results in creation of any lien or security interest under or results in the termination of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration, or other authorization, lease, contract, agreement, or other instrument, commitment or obligation to which it is a party or by which any of its property may be bound, or violates any order, writ, injunction, decree, judgment, arbitration award, statute, regulation, or ruling applicable to it or to its properties. The execution, delivery and performance of this Agreement have been duly approved by the Corporation's shareholders.

    (c) The Corporation owns the Assets free and clear of any lien, security interest, pledge, charge, encumbrance, or restriction of any kind or nature.

    (d) Upon consummation of the transactions contemplated hereby, Canco shall own the Assets free and clear of any lien, security interest, pledge, charge, encumbrance, or restriction of any kind or nature or any ownership interest of any other person or entity, other than those arising out of the activities of Canco.

    (e) EXHIBIT 4.e, attached hereto contains a true and complete listing of all products of the Corporation ("Products") owned by, used by or subject to license agreements of the Corporation in connection with the Canadian Business. Copies of all license and other agreements relating to the Products have heretofore been delivered to Canco. Such license and other agreements are valid and binding on the Corporation, and there are no breaches or facts or events that with the giving of or the passage of time or both could result in a breach of such license and other agreements. EXHIBIT 4.e and such licenses and other agreements accurately describe the Corporation's rights with respect to the Products. There are no claims pending or, to the best of the Corporation's knowledge, threatened against the Corporation which involve the Products or the materials embodied therein. Neither the Products nor the materials embodied therein nor any use thereof by the Corporation will violate or infringe upon the rights of any third parties, and, to the best of the Corporation's knowledge, no third party is infringing on the Corporation's rights in and to the Products.

    (f) Except as set forth on EXHIBIT 4.f attached hereto, the Corporation does not own or control, directly or indirectly, any corporation, association, joint venture, partnership, or other business entity.


                              Page 40 of 53 Pages

    (g) Except for that certain Common Stock Option Agreement dated as of November 1, 1993 by and among Amos Entertainment, Inc., the Corporation and Handleman Company, the Corporation is not a party to any agreement, arrangement or understanding relating to the sale of its stock or relating to the sale of any of its assets outside of the ordinary course of the Corporation's business.

    Section 5. CANCO'S REPRESENTATIONS. Canco hereby represents and warrants to the Corporation as follows:

    (a) Canco is a corporation duly incorporated as a close company (as defined under Securities Act [Quebec]), validly existing and in standing under the laws of Canada. Canco has the corporate power and authority: (i) to own and hold its properties and to carry on its business as currently conducted; (ii) to execute, deliver and perform this Agreement; and
         (iii) to acquire the Assets in accordance with the terms hereof. This Agreement constitutes the valid and legally binding obligation of Canco.

    (b) Canco has the corporate power and authority to acquire, own and operate the Assets, and neither the execution and delivery of this Agreement, the consummation by Canco of the transactions contemplated hereby, nor the acquisition or ownership of the Assets requires any authorization, consent or approval of any governmental or regulatory authority or of any other person or entity or conflicts with, accelerates any obligation under, violates or breaches any provision of, constitutes a default under, results in certain or any lien or security interest under or results in the termination of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, registration, or other authorization, lease, contract, agreement, or other instrument, commitment or obligation to which it is a party or by which any of its property may be bound, or violates any order, writ, injunction, decree, judgment, arbitration award, statute, regulation, or ruling applicable to it or to its properties. The execution, delivery and performance of this Agreement have been duly approved by Canco's shareholders.

    Section 6.  INDEMNIFICATION; PRORATIONS.

    6.1 SURVIVAL OF REPRESENTATIONS. All of the representations and warranties and the covenants and agreements contained or referred to in this Agreement shall survive the consummation of the transactions contemplated hereby. The liability of any of the parties by reason of its covenants, representations and warranties shall not be affected by any investigation made by or on behalf of any other party.

    6.2 INDEMNIFICATION. Canco hereby indemnifies and holds harmless the Corporation from and against any and all losses or liabilities (including without limitation, reasonable counsel fees and disbursements in respect thereof) arising out of any breach of any covenant, warranty, representation or agreement made by Canco herein or in any document delivered pursuant thereto.


                              Page 41 of 53 Pages

The Corporation hereby indemnifies and holds harmless Canco from and against all losses or liabilities (including without limitation, reasonable counsel fees and disbursements in respect thereof) arising out of any breach of any covenant, warranty, representation or agreement made by the Corporation herein or in any document delivered pursuant hereto or arising out of ownership or operation of the Assets or the business herein conveyed if such losses or liabilities arise in whole or in part out of acts of the Corporation prior to the Effective Date, or facts existing prior to the Effective Date, if such liabilities are not assumed by Canco.

    6.3 NOTICE OF CLAIMS. Each party hereto shall give to the other party hereto prompt notice of the assertion of any claim or demand or the institution of any legal process for which such other party might be liable under the foregoing indemnity or any other provision of this Agreement. The indemnifying party shall be entitled, at its own option and expense, to conduct or participate in any such legal proceedings or the negotiation and settlement of any such claim or demand. The indemnified party will not make any settlement thereof without the prior consent of the indemnifying party, which shall not be unreasonably withheld.

    6.4 BULK SALES LAWS. The parties recognize that, if the bulk transfer provisions of any jurisdiction shall be applicable to this transaction (the parties, however, do not acknowledge that such provisions are applicable hereto), it would be impractical to comply with such provisions and, accordingly, the Corporation agrees to indemnify and to hold Canco harmless from any claims and demands of the Corporation's creditors, which are not assumed by Canco, arising out of failure to comply with such bulk transfer provisions, if such provisions are applicable, including any loss, damages, liability, cost or expense of any kind whatsoever (including reasonable counsel fees) which Canco may incur, sustain, suffer, or become subject to as a result of non-compliance by the Corporation with such bulk transfer provisions.

    6.5 PRORATIONS. Following the date hereof, the parties shall prorate, as of the Effective Date, (i) all ordinary operating costs under any contracts, agreements or licenses assigned to Canco by the Corporation, (ii) all applicable utilities, (iii) all applicable real estate taxes, calculated on a fiscal year basis, and (iv) all other ongoing operating costs of the Canadian Business.

    Section 7.  MISCELLANEOUS.

    7.1 NOTICES. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by regular mail, overnight mail, hand delivery or by registered or certified mail, return receipt requested, with first class postage prepaid. Such notices shall be addressed:
(a) if to the Corporation, to the principal office of the Corporation; and (b) if to Canco, to 500 Kirts Blvd., Troy, Michigan 48084, attn: President, with a copy to Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan 48226, attn: Donald J. Kunz, unless notice of a change of address is furnished to the other parties in the manner provided in this Section
7.1. Any notice which is required to be made hereunder shall be deemed made on the date such notice is received by the party to whom it is directed.

                              Page 42 of 53 Pages

    7.2 INVALID OR UNENFORCEABLE PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

    7.3 BENEFIT AND BURDEN. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

    7.4 AMENDMENTS AND WAIVER. No amendment, modification, change, supersession, or cancellation of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom that waiver is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement, or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement, or understanding at a future time.

    7.5 ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the Corporation and Canco with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings among all or some of the parties hereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied, among the parties except as set forth herein.

    7.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec, Canada, except that if any provision of this Agreement would be illegal, void, invalid, or unenforceable under such laws in connection with a suit or proceeding validly instituted in another jurisdiction, then the laws of such other jurisdiction shall govern insofar as is necessary to sustain the validity or enforceability of the terms of this Agreement.

    7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

    7.8 ATTORNEYS' FEES. If any party commences an action against any other party to enforce any of the terms, covenants, conditions, or provisions of this Agreement or because of a default by a party under this Agreement, any prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party or parties.

    7.9 NO THIRD PARTY RIGHTS. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

                              Page 43 of 53 Pages

    7.10 FURTHER DOCUMENTS. All of the parties agree to execute any and all bills of sale, assignments, instruments or other documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement, including but limited to the execution and delivery of any or all assignments or licenses of any patents, trademarks, copyrights or other proprietary rights of the Corporation.

    7.11 NUMBER AND GENDER OF WORDS. All pronouns, nouns and other terms used in this Agreement shall include the masculine, feminine, neuter, singular, and plural forms thereof, wherever appropriate to the context.

    7.12 CAPTIONS. The captions or headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

    7.13 CONSTRUCTION. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

    7.14 ARBITRATION. Any Disputes (as hereinafter defined) between the parties under this Agreement shall be resolved by binding arbitration according to the rules of the American Arbitration Association ("AAA"), at the location of the AAA in or nearest to Troy, Michigan. Upon the occurrence of any Dispute, the parties subject to such Dispute shall each promptly appoint one (1) arbitrator, each of whom shall be experienced in the subject matter of the Dispute. A third arbitrator, who shall also be experienced in the subject matter of the Dispute, shall be promptly selected by such appointed arbitrators; provided, however, that if such appointed arbitrators cannot agree on the selection of a third arbitrator, then either arbitrator, on behalf of both such arbitrators, may request that the third arbitrator be appointed by a presiding judge of the United States District Court for the Eastern District of Michigan. Each of the parties subject to the Dispute shall bear one-half (1/2) of the expense of the arbitration. The resolution of the Dispute, as determined by the majority vote of the three (3) arbitrators: (a) shall be binding upon the parties; and (b) shall have the effect of an arbitration pursuant to Michigan Compiled Laws Annotated Section 600.5001. In addition, a judgment of any Quebec or Michigan circuit court may be rendered upon such resolution of the arbitrators. For purposes of this Agreement, a "DISPUTE" means any disagreement under this Agreement between any of the parties hereto which dispute remains unresolved for a period of thirty (30) days from the date of its inception despite the good faith efforts of the parties to resolve such dispute.

    7.15 LANGUAGE. The parties hereto have expressly required that this Agreement and all deeds, documents and notices relating hereto be drafted in the English language. Les parties aux presentes ont expressement exige que la presente convention et tous les autres contrats, documents ou avis qui y sont afferents soient rediges en langue anglaise.


                                  *  *  *  *


                              Page 44 of 53 Pages

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.




                                  3100448 CANADA INC., A
                                  CANADIAN CORPORATION



                                  By: /s/ LOUIS A. KIRCOS
                                     ---------------------------------------
                                  Printed Name:  Louis A. Kircos
                                  Title:  Chairman of the Board of Directors



                                  MADACY MUSIC GROUP, INC., A
                                  CANADIAN CORPORATION



                                  By:  /s/ AMOS ALTER
                                     ---------------------------------------
                                  Printed Name:  Amos Alter
                                  Title:  President








                              Page 45 of 53 Pages

                               INDEX TO EXHIBITS
                               -----------------




1.b      -     Inventories of Raw Materials

1.c      -     Receivables

1.d      -     Licenses and Distribution Contracts

3        -     Assumed Liabilities

4.c      -     Products

4.f      -     Subsidiaries







                              Page 46 of 53 Pages

                                  EXHIBIT 1.b



                INCLUDED ON EXHIBIT 1.b TO ASSET PURCHASE
                AGREEMENT BY AND BETWEEN MADACY MUSIC
                GROUP, INC., A CANADIAN CORPORATION AND MADACY
                MUSIC GROUP, INC., A MICHIGAN CORPORATION.







                              Page 47 of 53 Pages

                        EXHIBIT 1.C ACCOUNTS RECEIVABLE


                            Madacy Music Group Inc.

                               December 31, 1994



ACCOUNTS RECEIVABLE - (CDN)            G.L.
- ---------------------------            ----

  Accounts Receivable - CDN            1100                $2,487,981.56

  Accounts Receivable                  1116                   (27,450.94)

  Travel Advances                      1130                     2,034.17

                                       1135                     2,427.00

  Allowance For Doubtful Accounts                             (60,919.00)
                                                           -------------

                                                           $2,404,072.79
                                                           =============




                              Page 48 of 53 Pages

                            Madacy Music Group Inc.

                               December 31, 1994



         Reconciliation of A/R - Subsidiary and G/L
         A/R - CDN  G/L 1100

    Balance per Subsidiary Ledger Dec. 31, 1994                   $3,205,944.74

    Adjustments:

Add:     Waterlily NSF payment Nov. 30, 1994                           3,100.00

Less:    Intertape payment Dec. 29, 1994
         For Invoice #50663 Sept. 16, 1994                           (38,997.91)
                                                                  -------------

                                                                  $3,170,046.83

         Unaccorded small difference                                     137.63
                                                                  -------------

         Balance per G/L Dec. 31, 1994                            $3,170,184.46

AJE #21  To set up allowance for doubtful accounts
         per schedule                                                 37,254.06

AJE #37  To reverse Sunrise A/R                                      186,204.84

AJE #31  To accrue C/N & R.P.                                        458,774.00
                                                                  -------------

                                                                  $2,487,981.56
                                                                  =============




                              Page 49 of 53 Pages

                                  EXHIBIT 1.D



                       LOCATION: 2020 ST. REGIS
                       LANDLORD: BORNEO REALTIES



                       LOCATION: 1865 TRANS CANADA HWY.
                       LANDLORD: ETINVEST HOLDINGS









                              Page 50 of 53 Pages

                         EXHIBIT 3 ASSUMED LIABILITIES


                            Madacy Music Group Inc.


                               December 31, 1994


Accounts Payable - Canco (LIMITED)

  LIT001   LITHO MILLES ILES                      $  450,541.20

  LITSPE   LITHO MILLES ILES                         303,330.24
                                                     ----------

Accounts Payable, before D.A.S.                   $  753,871.43

D.A.S
=====

D.A.S      Federal                                $   41,427.84

D.A.S      Quebec                                     47,141.02

Accrued Payroll                                       58,879.00

Employee RRSP Payable                                    260.00
                                                     ----------

  Accounts Payable                                $  901,579.29
                                                  =============

Bank Loan                                         $  751,873.40
                                                  =============

Bank Loan F.B.D.B.                                $  112,000.00
                                                  =============

Customer Deposit Handleman                        $1,166,666.75
                                                  =============

Lease Obligations                                 $   31,271.40
                                                  =============

Corporate Income Taxes Payable                    $1,475,337.00
                                                  =============




                              Page 51 of 53 Pages

                        EXHIBIT 4.E PRODUCTS OF MADACY



                      ATTACHED AS EXHIBIT 1.A TO THE
                      INDEMNIFICATION AGREEMENT DATED AS
                      OF JANUARY 1, 1995 BY AND BETWEEN
                      AMOS ENTERTAINMENT, INC., AMOS
                      ALTER, 3100448 CANADA INC. AND
                      MADACY MAGIC GROUP, INC., A
                      MICHIGAN CORPORATION.







                              Page 52 of 53 Pages

                                                                 EXHIBIT 4.F




                          MADACY MUSIC GROUP LIMITED


                                 SUBSIDIARIES






1.       MARYART MARKETING INC.

2.       MADACY EUROPA INC.

3.       MADACY MUSIC PUBLISHING INC.











                              Page 53 of 53 Pages